Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

As previously reported, on November 29, 2011, AMR Corporation (renamed American Airlines Group Inc., the “Company” or “AAG”), its principal subsidiary, American Airlines, Inc., and certain of the Company’s other direct and indirect domestic subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On October 21, 2013, the Bankruptcy Court entered an order (the “Confirmation Order”) approving and confirming the Debtors’ fourth amended joint plan of reorganization (the “Plan”).

On December 9, 2013 (the “Effective Date”), the Debtors consummated their reorganization pursuant to the Plan, principally through the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 13, 2013 (as amended, the “Merger Agreement”), by and among the Company, AMR Merger Sub, Inc. (“Merger Sub”) and US Airways Group, Inc. (“US Airways Group”), pursuant to which Merger Sub merged with and into US Airways Group (the “Merger”), with US Airways Group surviving as a wholly owned subsidiary of the Company following the Merger. Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of US Airways Group (the “US Airways Group Common Stock”) was converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the “AAG Common Stock”). On the Effective Date, all outstanding US Airways Group equity awards converted into equity awards with respect to AAG Common Stock on the same terms and conditions as were applicable to such equity awards immediately prior to the Effective Date.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of the Company and US Airways Group, giving effect to the Merger as if it had been consummated on September 30, 2013, and the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 combines the historical consolidated statements of operations of the Company and US Airways Group, giving effect to the Merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The historical consolidated financial statements of the Company and US Airways Group have been adjusted to reflect certain reclassifications in order to conform the financial statements’ presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Company treated as the accounting acquirer. Accordingly, US Airways Group’s identifiable assets acquired and liabilities assumed are recognized at their estimated fair values as of the Effective Date. Goodwill is measured as the excess of the fair value of the consideration transferred in the Merger over the fair value of the identifiable net assets. As of the date of this Current Report on Form 8-K/A, pro forma adjustments made to historical US Airways Group assets and liabilities have been based upon current estimates of fair value that are preliminary and subject to further adjustment as additional information becomes available, additional analyses are performed, and as warranted by changes in current conditions and future expectations. Pro forma adjustments to historical US Airways Group assets and liabilities were based on fair value estimates determined from initial discussions between the Company’s and US Airways Group’s management and due diligence efforts. However, the detailed valuation studies necessary to arrive at the required estimates of the fair value of the US Airways Group assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform the Company’s and US Airways Group’s accounting policies, remain subject to completion because prior to the completion of the Merger, both companies were limited in their ability to share information. Valuations and additional analyses will be completed prior to filing the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Finalization of the acquisition accounting may result in material differences from the estimates provided herein.

The Company is finalizing the appropriate accounting entries associated with consummation of the reorganization pursuant to the Plan. Final reorganization entries include accounting for the issuance of AAG equity securities to the Company’s stakeholders, labor unions, and certain employees in accordance with the Plan. In accordance with Accounting Standards Codification (“ASC”) 852, “Reorganizations,” as of the Effective Date of the Plan, the Company did not meet the criteria for and therefore will not adopt “fresh start” accounting because the reorganization value of the Company’s assets, as determined by the trading market price of US Airways Group Common Stock on the Effective Date, was greater than the total post-petition liabilities and expected allowed claims. As a result, the historical consolidated balance sheet and statements of operations of the Company used to prepare the Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statements of Operations as of and for the nine months ended September 30, 2013 and the year ended December 31, 2012 reflect on a pro forma basis only the effect of emergence by the Company and its debtor subsidiaries from Chapter 11 as if it had occurred, for purposes of the historical consolidated balance sheet of the Company, on September 30, 2013 immediately prior to the assumed closing of the Merger, and for purposes of the historical consolidated statement of operations of the Company, as of January 1, 2012 immediately prior to the assumed closing of the Merger and the beginning of the earliest period presented. The pro forma adjustments made to the Company’s liabilities are preliminary and subject to further adjustments. Accordingly, finalization of the adjustments associated with the Plan may result in material differences to the estimates provided herein.

These unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with US Airways Group’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated by reference into this Current Report on Form 8-K/A. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Company emerged from Chapter 11 and the Merger occurred on the dates assumed, nor are they indicative of future consolidated results of operations or consolidated financial position.

Significant costs are expected to be incurred associated with integrating the operations of the Company and US Airways Group. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Merger. In addition, the unaudited pro forma condensed combined financial statements do not include the costs directly attributable to the transaction, employee retention and severance costs, or professional fees incurred by the Company or US Airways Group in connection with the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2013

	AMR Historical	US Airways Group Historical	Pro Forma Adjustments		Condensed Combined Pro Forma
			Note 2
	(in millions)
Assets
Current assets
Cash and cash equivalents	$717	$3,319	$—		$4,036
Short-term investments	6,046	202	(1,000	)(a)	5,248
Restricted cash and short-term investments	935	—	—		935
Accounts receivable	1,340	412	—		1,752
Aircraft fuel, spare parts and supplies	681	360	26	(b)	1,067
Prepaid expenses and other	522	1,033	(293	)(c)	956
			(306	)(d)

Total current assets	10,241	5,326	(1,573)		13,994
Operating property and equipment	13,472	5,592	(233	)(e)	18,831
Other assets
Goodwill	—	—	4,195	(f)	4,195
Intangibles	853	521	1,026	(g)	2,400
Restricted cash	—	350	—		350
Other assets	2,214	277	(49	)(c)	2,342
			(100	)(h)

Total other assets	3,067	1,148	5,072		9,287

Total assets	$26,780	$12,066	$3,266		$42,112

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt and capital leases	$1,359	$405	$—		$1,764
Accounts payable	1,307	552	—		1,859
Air traffic liability	5,293	1,356	1,212	(i)	7,861
Accrued liabilities	2,139	1,341	(190	)(a)	2,875
			(71	)(c)
			147	(c)
			(490	)(i)
			27	(j)
			(28	)(k)

Total current liabilities	10,098	3,654	607		14,359
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	9,208	5,506	73	(h)	14,787
Pension and postretirement benefits	6,641	173	(385	)(a)	7,678
			13	(j)
			1,236	(m)
Mandatorily convertible preferred stock and other bankruptcy settlement obligations	—	—	6,292	(m)	6,292
Other liabilities	1,866	1,229	579	(c)	3,430
			(83	)(k)
			(161	)(d)

	17,715	6,908	7,564		32,187
Liabilities subject to compromise	6,889	—	(425	)(a)	—
			2,200	(l)
			(8,664	)(m)
Stockholders’ equity
Common stock	342	2	(342	)(m)	2
			(2	)(n)
			2	(o)
Additional paid-in capital	4,488	2,301	1,111	(m)	10,149
			(2,301	)(n)
			4,550	(o)
Treasury stock	(367)	—	367	(m)	—
Accumulated other comprehensive loss	(3,090)	(7)	7	(n)	(3,090)
Accumulated deficit	(9,295)	(792)	(2,200	)(l)	(11,495)
			792	(n)

Total stockholders’ equity	(7,922)	1,504	1,984		(4,434)

Total liabilities and stockholders’ equity	$26,780	$12,066	$3,266		$42,112

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

			Pro Forma Adjustments
	AMR Historical	US Airways Group Historical	Fair Value Adjustments		Other Merger Adjustments		Conforming Reclassifications		Condensed Combined Pro Forma
			Note 2
	(in millions, except per share amounts)
Operating revenues
Mainline	$14,755	$7,364	$180	(p)	$—		$(13	)(x)	$22,286
Regional	2,197	2,497	—		—		18	(x)	4,712
Cargo	485	114	—		—		4	(x)	603
Other	1,938	1,125	47	(p)	—		(48	)(x)	3,042
			(20	)(q)

Total operating revenues	19,375	11,100	207		—		(39)		30,643
Operating expenses
Aircraft fuel	6,559	2,648	—		—		(795	)(x)	8,412
Wages, salaries and benefits	4,480	2,018	5	(r)	108	(y)	(572	)(x)	6,039
Regional expenses	—	2,350	4	(q)	—		2,452	(x)	4,792
			(14	)(s)
Maintenance, materials and repairs	1,108	512	2	(q)	—		(144	)(x)	1,464
			(14	)(t)
Other rent and landing fees	1,028	467	2	(s)	—		(206	)(x)	1,291
Aircraft rent	529	457	(118	)(s)	—		9	(x)	877
Selling expenses	813	366	—		—		42	(x)	1,221
Depreciation and amortization	739	210	26	(t)	—		(113	)(x)	862
Special items	56	103	—		(81	)(z)	(1	)(x)	77
Other expenses	2,825	957	50	(p)	—		(752	)(x)	3,080

Total operating expenses	18,137	10,088	(57)		27		(80)		28,115
Operating income	1,238	1,012	264		(27)		41		2,528
Nonoperating income (expense)
Interest expense, net	(602)	(263)	(31	)(u)	181	(aa)	(40	)(x)	(755)
Other, net	(56)	(15)	(12	)(v)	—		(1	)(x)	(84)

Total nonoperating expense, net	(658)	(278)	(43)		181		(41)		(839)

Income before reorganization items, net	580	734	221		154		—		1,689
Reorganization items, net	(435)	—	—		435	(bb)	—		—

Income before income taxes	145	734	221		589		—		1,689
Income tax provision (benefit)	(22)	187	(183	)(w)	—		—		(18)

Net income	$167	$547	$404		$589		$—		$1,707

Earnings per share
Basic	$0.50	$3.10							$2.37	(dd)
Diluted	$0.49	$2.69							$2.27	(dd)
Weighted average shares outstanding
Basic	335	177							721	(dd)
Diluted	387	208							756	(dd)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

			Pro Forma Adjustments
	AMR Historical	US Airways Group Historical	Fair Value Adjustments		Other Merger Adjustments		Conforming Reclassifications		Condensed Combined Pro Forma
			Note 2
	(in millions, except per share amounts)
Operating revenues
Mainline	$18,743	$8,979	$255	(p)	$—		$(38	)(x)	$27,939
Regional	2,914	3,326	—		—		23	(x)	6,263
Cargo	669	155	—		—		5	(x)	829
Other	2,529	1,371	42	(p)	—		(56	)(x)	3,866
			(20	)(q)

Total operating revenues	24,855	13,831	277		—		(66)		38,897
Operating expenses
Aircraft fuel	8,717	3,489	—		—		(1,012	)(x)	11,194
Wages, salaries and benefits	6,897	2,488	7	(r)	168	(y)	(766	)(x)	8,838
					44	(y)
Regional expenses	—	3,162	6	(q)	—		3,183	(x)	6,334
			(19	)(s)
			2	(t)
Maintenance, materials and repairs	1,400	672	4	(q)	—		(197	)(x)	1,870
			(9	)(t)
Other rent and landing fees	1,304	556	4	(s)	—		(258	)(x)	1,606
Aircraft rent	550	643	(182	)(s)	—		3	(x)	1,014
Selling expenses	1,050	466	—		—		5	(x)	1,521
Depreciation and amortization	1,015	245	33	(t)	—		(158	)(x)	1,135
Special items	387	34	—		(27	)(z)	(1	)(x)	393
Other expenses	3,428	1,220	50	(p)	—		(900	)(x)	3,798

Total operating expenses	24,748	12,975	(104)		185		(101)		37,703
Operating income	107	856	381		(185)		35		1,194
Nonoperating income (expense)
Interest expense, net	(612)	(343)	(76	)(u)	—		(20	)(x)	(1,051)
Other, net	268	124	—		—		(15	)(x)	377

Total nonoperating expense, net	(344)	(219)	(76)		—		(35)		(674)

Income (loss) before reorganization items, net	(237)	637	305		(185)		—		520
Reorganization items, net	(2,208)	—	—		2,208	(bb)	—		—

Income (loss) before income taxes	(2,445)	637	305		2,023		—		520
Income tax provision (benefit)	(569)	—	—		569	(cc)	—		—

Net income (loss)	$(1,876)	$637	$305		$1,454		$—		$520

Earnings (loss) per share
Basic	$(5.60)	$3.92							$0.74	(dd)
Diluted	$(5.60)	$3.28							$0.73	(dd)
Weighted average shares outstanding
Basic	335	162							706	(dd)
Diluted	335	204							751	(dd)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The Merger will be accounted for as a business acquisition using the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” with the Company considered the acquirer of US Airways Group.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the Company based upon the historical financial statements of the Company and US Airways Group, after giving effect to the Company’s emergence from Chapter 11, the Merger, and adjustments described in these notes, and are intended to reflect the impact of the Merger on the Company’s historical consolidated financial statements.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies that may result from the Merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Merger as if it had been consummated on September 30, 2013 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. Actual acquisition accounting adjustments to be made in the December 31, 2013 financial statements will be subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the Merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. Finalization of the acquisition accounting may result in material differences to the estimates provided herein.

Acquisition Accounting Adjustments

Acquisition accounting adjustments include adjustments necessary to reflect the fair value of tangible and intangible assets and liabilities of US Airways Group and to conform the accounting policies of US Airways Group to those of the Company.

Fair Value Adjustments

The unaudited pro forma condensed combined financial statements reflect the preliminary assessment of fair values and lives assigned to the assets and liabilities being acquired. Fair value estimates were determined from initial discussions between the Company and US Airways Group management and due diligence efforts. The detailed valuation studies necessary to arrive at the required estimates of the fair value of US Airways Group’s assets to be acquired and the liabilities to be assumed, as well as the identification of all adjustments necessary to conform the Company’s and US Airways Group’s accounting policies, remain subject to completion. Significant assets and liabilities adjusted to fair value which are subject to finalization of valuation studies include spare parts and supplies, property and equipment, identifiable intangible assets, aircraft leases, deferred revenue and debt obligations.

Purchase Price

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the fair value of the identifiable net assets acquired and the excess fair value of the consideration transferred in the Merger to goodwill. The fair value of the consideration transferred, or the purchase price, in these unaudited pro forma condensed combined financial statements is approximately $4.6 billion. This amount was derived as described below, based on the outstanding shares of US Airways Group Common Stock at December 9, 2013, the exchange ratio of one share of AAG Common Stock for each share of US Airways Group Common Stock, and a price per share of AAG Common Stock of $22.55, which represented the closing price of US Airways Group Common Stock on December 6, 2013, the last day such shares traded on the New York Stock Exchange. US Airways Group equity awards outstanding at the close of the Merger converted into equity awards with respect to AAG Common Stock. Vested equity awards held by employees of US Airways Group are considered part of the purchase price.

The preliminary purchase price is calculated as follows:

(In millions, except per share data)
Outstanding shares of US Airways Group Common Stock at December 9, 2013 exchanged (a)	197
Exchange ratio	1.0

Assumed shares of AAG Common Stock	197
Price per share	$22.55

Fair value of AAG Common Stock issued	$4,442
Fair value of AAG equity awards issued in exchange for outstanding US Airways Group equity awards	110

Total estimated purchase price	$4,552

(a)	Excludes 5 million shares issuable upon conversion of US Airways Group convertible notes. For accounting purposes, these convertible notes are considered liabilities assumed by the Company and included at their estimated fair value of approximately $105 million within “Long-term debt and capital leases” on the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet.

The table below presents a summary of US Airways Group’s net assets based upon a preliminary estimate of their respective fair values as of September 30, 2013:

(In millions)
Cash and cash equivalents	$3,319
Other current assets	1,434
Operating property and equipment	5,359
Goodwill	4,195
Identifiable intangibles	1,547
Other noncurrent assets	478
Long-term debt and capital leases, including current portion	(5,984)
Air traffic liability	(2,568)
Pension and post-retirement benefits	(186)
Other liabilities assumed	(3,042)

Total estimated purchase price	$4,552

Upon completion of the fair value assessment, the Company anticipates that the ultimate fair values of the net assets acquired will differ from the preliminary assessment outlined above and that difference could be material. Generally, changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Other Merger Adjustments

US Airways Group’s pilots and all labor groups at the Company voted to ratify memorandums of understanding (“MOUs”) that became effective upon the closing of the Merger. The pro forma financial statements reflect the impacts of the higher wage rates and modifications to certain benefits associated with these MOUs in all periods presented.

Other merger adjustments also include the elimination of the Company’s reorganization items, net and US Airways Group’s merger transactions costs.

Conforming Reclassifications

The unaudited pro forma condensed consolidated income statements reflect certain reclassifications between various categories of the Company’s and US Airways Group’s financial statement line items. These reclassifications do not impact the unaudited pro forma condensed consolidated net income. These reclassifications are comprised principally of the following items:

•	Reclassifications between various operating expense line items to conform the presentation of regional airline expenses.

•	Reclassifications between other operating expenses and operating revenues to conform the presentation of frequent flyer revenues.

•	Reclassifications between operating expenses and other nonoperating expenses, net to conform the presentation of foreign currency gains and losses.

Items Excluded from the Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management is in the process of making these assessments. However, significant liabilities ultimately may be recorded for employee severance and/or relocation, costs of vacating some facilities, and costs associated with other exit and integration activities.

The Company anticipates that the Merger will result in significant future annual revenue, operating, and cost synergies that would be unachievable without having completed the Merger. No assurance can be made that the Company will be able to achieve these future revenue, operating, and cost synergies, and the synergies have not been reflected in the unaudited pro forma condensed combined historical financial statements. In addition, annualized benefits that the Company achieved during the Chapter 11 process have not been reflected in the unaudited pro forma condensed combined financial statements.

The Unaudited Pro Forma Condensed Combined Statement of Operations does not include any material non-recurring charges that will arise as a result of the Merger.

Note 2. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements reflect the following:

(a)	Company emergence from bankruptcy adjustments. Reflects payments upon emergence from Chapter 11 for required pension contributions, accrued interest and certain liabilities included in liabilities subject to compromise.

(b)	Aircraft fuel, spare parts, and supplies. An adjustment to reflect the fair value of US Airways Group’s spare parts.

(c)	Operating leases. Adjustments were made to (i) eliminate the prepaid and accrued amounts associated with straight-line lease expense recognition, which reduced prepaid expenses and other by $293 million and accrued liabilities by $71 million and (ii) record fair values for US Airways Group’s aircraft and facility operating leases. These adjustments resulted in a $49 million decrease to other assets, a $147 million increase to accrued liabilities, and a $579 million increase to other noncurrent liabilities. The fair value is computed as the net present value of the difference between the stated lease rates and the fair market rates.

(d)	Income taxes. Adjustments to reflect the effects of acquisition accounting which resulted in US Airways Group being in a net deferred tax asset position for which a full valuation allowance has been provided. Additionally, US Airways Group increased its long-term deferred tax liability related to adjustments to indefinite lived intangible assets.

(e)	Operating property and equipment. An adjustment to reflect the fair value of US Airways Group’s owned property and equipment.

(f)	Goodwill. To record the goodwill resulting from the Merger. Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(g)	Intangibles. Adjustment to reflect the fair value of US Airways Group’s identifiable intangible assets, including slots, marketing agreements, customer relationships, certain contracts and trademarks. Certain of these assets will not be amortized and as such be subject to an annual impairment review.

The following table presents information about the identifiable intangibles:

Intangible Asset	Fair Value	Book Value	Change	Valuation Method	Useful Life
Slots	$1,067	$491	$576	Market approach	Indefinite
Customer relationships	355	—	355	Income approach	8 yrs
Marketing agreements	95	—	95	Income approach	20 yrs
Trademarks	30	30	—	Income approach	2 yrs

Total	$1,547	$521	$1,026

(h)	Long-term debt and capital leases. Adjustments were made to (i) eliminate other noncurrent assets primarily associated with deferred debt issuance costs and (ii) record long-term debt and capital leases at fair value, including the fair value of US Airways Group convertible notes. The difference between the fair value and the face amount of each borrowing is amortized as interest expense over the remaining term of the borrowing based on the maturity dates.

(i)	Frequent flyer deferred revenue. Adjustments were made to (i) eliminate $490 million from accrued liabilities, including $173 million for the incremental cost liability related to mileage credits earned by US Airways Group’s frequent flyer members through purchased tickets and $317 million for the deferred revenue associated with mileage credits sold to business partners and (ii) record the fair value of outstanding mileage credits for US Airways Group’s frequent flyer program of $1.2 billion.

(j)	Pilot MOU. US Airways’ pilots voted to ratify a MOU that became effective upon closing of the Merger. Adjustments were made to the Pro Forma Condensed Combined Balance Sheet to reflect certain benefit liability impacts of this MOU assuming the Merger closed on September 30, 2013.

(k)	Other liabilities. Adjustments to reduce US Airways Group’s accrued liabilities and other noncurrent liabilities related to the elimination of deferred gains and credits associated with certain long-term contracts that require no further performance obligations.

(l)	Company labor and other claims. To record $2.2 billion of labor and other estimated claims of the Company upon emergence from Chapter 11, which will be settled in shares of AAG Common Stock.

(m)	Company liabilities subject to compromise and bankruptcy emergence consideration. Elimination of liabilities subject to compromise upon emergence from Chapter 11 and recognition of obligations related to consideration issued at bankruptcy emergence. The Plan provides for the distribution of approximately 544 million shares of AAG Common Stock to the Company’s shareholders, creditors and employees. Pursuant to the Plan, these shares of AAG Common Stock will be distributed over time, principally over the 120 day period beginning at the date of emergence through the issuance of mandatorily convertible preferred stock and the direct issuance of AAG Common Stock. The obligation to deliver these shares is included in long-term liabilities as “Mandatorily convertible preferred stock and other bankruptcy settlement obligations” on the accompanying Pro Forma Condensed Combined Balance Sheet. As the convertible preferred stock converts to AAG Common Stock or shares of AAG Common Stock are issued directly, this liability will decrease and total stockholders’ equity will increase by the same amount.

Additionally, $1.2 billion of liabilities subject to compromise were reclassified to pensions and post-retirement benefits to reinstate certain post-retirement benefit liabilities upon emergence from Chapter 11.

(n)	US Airways Group stockholders’ equity. The elimination of all of US Airways Group’s stockholders’ equity, including common stock, additional paid-in capital, accumulated other comprehensive loss, and accumulated deficit.

(o)	AAG Common Stock issuance-US Airways Group. An estimated 197 million shares of AAG Common Stock will be issued to US Airways Group’s stockholders, at an implied price per share of $22.55, totaling $4.4 billion. Additionally, vested equity awards with a fair value of $110 million issued upon conversion of US Airways Group equity awards on the Effective Date are included in the purchase price.

(p)	Frequent flyer revenue. Adjustments were made to passenger revenue and other expenses to reflect the effects of adjusting US Airways Group’s frequent flyer liability to fair value. In addition, US Airways Group will apply the relative selling price method to recognize the revenue components related to frequent flyer miles sold to business partners under the provisions of ASC 605-25, “Multiple Element Arrangements.” Previously, US Airways Group used the residual method of accounting to determine the revenue related to the transportation and marketing components as it had not materially modified any significant agreements. Generally, as compared to the residual method, the relative selling price method increases the value of the marketing component recorded in other revenue. Under the relative selling price method, approximately 60% of the total consideration related to the miles sold to business partners is attributed to the marketing component (recognized immediately) and 40% is attributed to the transportation component (recognized upon mileage redemption). Application of the multiple element guidance results in an increase in other revenue as compared to the residual method.

(q)	Deferred gains and credits. Adjustments were made to eliminate deferred gains and credits associated with certain long-term contracts that require no further performance obligations.

(r)	Profit sharing expense. An increase was made to US Airways Group’s profit sharing and other variable compensation program expense recorded in wages, salaries, and benefits expense due to the increase in profitability as a result of these pro forma adjustments.

(s)	Operating leases. Adjustments were made related to the impact of recording the fair value of US Airways Group’s aircraft and facility operating leases. The fair value is computed as the net present value of the difference between the stated lease rates and the current market rates. Additionally, rent expense for leases with uneven payments is recognized on a straight-line basis. Adjustments were made to reflect the impact of adjusting US Airways Group’s straight-line rent expense based on its remaining lease payments post-Merger as follows:

•	For the nine months ended September 30, 2013: (i) aircraft rent expense—a $28 million decrease due to straight-line rent and a $90 million decrease due to fair value; (ii) regional expenses—a $7 million decrease due to straight-line rent and a $7 million decrease due to fair value; and (iii) other rent and landing fees—a $2 million increase due to straight-line rent.

•	For the year ended December 31, 2012: (i) aircraft rent expense—a $58 million decrease due to straight-line rent and a $124 million decrease due to fair value; (ii) regional expenses—a $9 million decrease due to straight-line rent and a $10 million decrease due to fair value; and (iii) other rent and landing fees—a $4 million increase due to straight-line rent.

(t)	Spare parts and supplies, owned property, and equipment, and intangible assets. Adjustments were made to reflect the impact of recording the fair value of US Airways Group’s spare parts and supplies, owned property and equipment, and intangible assets. For the nine months ended September 30, 2013 and the year ended December 31, 2012, the pro forma adjustment to depreciation and amortization expense is comprised of an increase of $43 million and $56 million, respectively, related primarily to the pro forma increase in the value of finite-lived intangible assets, partially offset by a decrease of $17 million and $23 million, respectively, based on their estimated economic lives.

(u)	Interest expense. For the nine months ended September 30, 2013 and the year ended December 31, 2012, an increase to interest expense of $41 million and $89 million, respectively, to reflect the impact of recording the fair value of US Airways Group’s long-term debt and capital leases, offset by $10 million and $13 million, respectively, for the impact of eliminating deferred debt issuance costs amortization.

(v)	Nonoperating expense. Adjustment to reflect the net increase to debt extinguishment charges in the nine months ended September 30, 2013 principally as a result of adjustments to the fair value of debt.

(w)	Income tax provision. Adjustment to reverse US Airways Group’s non-cash federal provision for income taxes for the nine months ended September 30, 2013. As US Airways Group is in a net deferred tax asset position resulting from these acquisition accounting adjustments, utilization of net operating losses during the period reduce the net deferred tax asset and in turn result in the release of a portion of its valuation allowance, which offsets the tax provision dollar for dollar.

(x)	Conforming reclassifications. The unaudited pro forma condensed consolidated income statements reflect certain reclassifications between various categories of the Company’s and US Airways Group’s financial statement line items. These reclassifications do not impact the unaudited pro forma condensed consolidated net income. These reclassifications are comprised principally of the following items:

•	Reclassifications between various operating expense line items to conform the presentation of regional airline expenses.

•	Reclassifications between other operating expenses and operating revenues to conform the presentation of frequent flier revenues.

•	Reclassifications between operating expenses and other nonoperating expenses, net to conform the presentation of foreign currency gains and losses.

(y)	Wages, salaries, and benefits. Reflects impact of MOUs that were ratified by various labor groups of which $108 million relates to US Airways Group’s pilots for the nine months ended September 30, 2013 and $168 million relates to US Airways Group’s pilots and $44 million relates to certain Company labor groups for the year ended December 31, 2012. These adjustments assume the MOU was ratified and became effective on January 1, 2012, the beginning of the earliest period presented.

(z)	Merger transaction costs. Elimination of one-time costs directly attributable to the Merger.

(aa)	Penalty and plan of reorganization interest. Elimination of penalty interest and interest agreed to in the Company’s Plan.

(bb)	Reorganization items, net. Adjustment to reflect the elimination of reorganization items, net.

(cc)	Income tax benefit. The Company’s non-cash tax benefit allocation for the year ended December 31, 2012 between other comprehensive income and loss from continuing operations is not required as the Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects income from continuing operations.

(dd)	The pro forma combined basic and diluted earnings per share for the nine months ended September 30, 2013 and the year ended December 31, 2012 is calculated as follows:

	Pro Forma	Pro Forma
	Nine Months Ended	Year Ended
	September 30, 2013	December 31, 2012
	(In millions, except per share data)
Pro forma net income	$1,707	$520
Effect of US Airways Group convertible notes	12	31

Pro forma net income for purposes of computing diluted earnings per share	$1,719	$551
Basic weighted average shares outstanding, including shares issuable pursuant to Plan (a)	544	544
Estimated shares of AAG Common Stock to be issued:
US Airways Group Common Stock issued and outstanding (b)	177	162

Basic weighted average shares outstanding	721	706
Dilutive effects of securities
AAG stock awards	4	3
US Airways Group stock awards	6	4
US Airways Group convertible notes	25	38

Diluted weighted average shares outstanding	756	751

Pro forma basic earnings per share	$2.37	$0.74

Pro forma diluted earnings per share	$2.27	$0.73

(a)	Represents shares of AAG Common Stock issuable pursuant to the Company’s Plan assuming 212 million US Airways Group fully diluted shares (as defined in the Plan). Stakeholders, labor unions, and certain employees of the Company will receive a 72% diluted equity ownership in the Company. For shares issued to labor unions and certain employees, the Company may withhold shares in satisfaction of employee withholding tax liabilities.

(b)	Represents estimated shares of AAG Common Stock to be issued after giving effect to the one-for-one exchange ratio as determined in the Merger Agreement.